EXHIBIT 99.1

                                FEBRUARY 15, 2005
                              FOR IMMEDIATE RELEASE
                                   CACHE, INC.
                        NASDAQ COMMON STOCK SYMBOL CACH.

      CACHE REPORTS RECORD FOURTH QUARTER 2004 EARNINGS OF $0.39 PER SHARE
               Company Reports Record Sales and Earnings for 2004
          Company Introduces Fiscal 2005 Guidance Range of $0.99 -$1.02
  Company Announces Auditors will not stand for re-appointment for fiscal 2005

     New York, New York - February 15, 2005 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores with 291 stores open, reported results for the fourteen and fifty-three week periods ended January 1, 2005, with each period reflective of the 3 for 2 stock split completed June 18, 2004.

For the fourteen week period ended January 1, 2005, as compared to the thirteen week period in fiscal 2003:

     o Net sales rose by 21.7% to $78.6 million compared to $64.6 million, in the thirteen week 2003 period and comparable store sales gained 4%;
     o Operating income increased by 10.3% to $9.6 million, or 12.2% of net sales, as compared to $8.7 million, or 13.5% of net sales in 2003;
     o Net income grew by 17.0% to $6.2 million, or 7.9% of net sales, as compared to $5.3 million, or 8.2% of net sales in 2003; and
     o Diluted earnings per share increased by 14.7% to $0.39 compared to $0.34 in 2003, as compared to the First Call consensus estimate of $0.39.

     Commenting on the results, Mr. Brian Woolf, Cache Chairman and Chief Executive Officer, stated: "Fiscal 2004 marked a rewarding period for Cache. We drove double digit gains in net sales and earnings and implemented strategies that proved successful in garnering increased market share. Our initiatives, such as expanding the penetration of sportswear, accessories and distributing lifestyle mailers, led to a strong performance in the holiday season with comparable store sales rising by 7% in December. We are pleased to have met analysts' expectations for the fourth quarter and full year, especially given the increased expenditures incurred to comply with the requirements of Sarbanes Oxley. These costs ran significantly over budgeted amounts with these amounts negatively impacting reported earnings by approximately one to two cents per share in the fourth quarter.

     More importantly, we are excited to begin the new year with strong positive momentum and expect to report another record year in fiscal 2005," Mr. Woolf added.

For the fifty three week period, as compared to the fifty two week period in fiscal 2003:

     o Net sales rose by 14.3% to $247.3 million compared to $216.3 million, in the fifty-two week period in 2003 and comparable store sales gained 5%;
     o Operating income increased by 16.8% to $20.9 million, or 8.4% of net sales compared to $17.9 million, or 8.3% of net sales, in 2003;
     o Net income grew by 19.8% to $13.3 million, or 5.4% of net sales compared to $11.1 million, or 5.1% of net sales in 2003; and
     o Diluted earnings per share increased by 10.7% to $0.83 compared to $0.75 in 2003, as compared to the First Call consensus estimate of $0.83.

Additionally, during 2004 the Company:

     o Opened 31 Cache and 9 Lillie Rubin stores and at year-end operated 291 stores in 43 states;

     o Completed 19 remodels with 47% of its Cache store base in the new store format at year-end;

     o Increased sportswear penetration in its Cache and Lillie Rubin stores, which helped to increase the comparative sales in fiscal 2004:


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     Gross profit in the fourth quarter rose by 22.0% to $37.1 million, or 47.2%
of net sales, compared to $30.4 million, or 47.0% of net sales, in the fourth quarter of 2003. The improvement in gross profit margin resulted from increased merchandising margins mainly attributed to sourcing improvements. In total, operating expenses were $27.5 million, or 35.1% of net sales compared to $21.6 million, or 33.5% of net sales in the fourth quarter of 2003.

     Fiscal year gross profit rose by 16.9% to $111.6 million, or 45.1% of net sales, compared to $95.5 million, or 44.2% of net sales, in fiscal 2003. In total, operating expenses were $90.7 million, or 36.7% of net sales compared to $77.6 million, or 35.9% of net sales in Fiscal 2003.

     The Company's balance sheet remained strong. At January 1, 2005, cash and marketable securities totaled $42.7 million, rising $6.1 million from $36.6 million at December 27, 2003. Inventory was on plan and current at $32.3 million, as compared to $26.7 million at December 27, 2003. Of the 21.0% rise in inventory, 14% was due to the growth in new stores, with the remaining increase planned to capture early spring merchandise sales. Working capital increased by $12.4 million to $53.4 million from $41.0 million at December 27, 2003.


                  A table summarizes financial results follows:

                            53 Weeks      52 Weeks      14 Weeks     13 Weeks
                             Ended         Ended         Ended        Ended
                          ------------   ----------   ----------   -----------
                             Jan. 1,      Dec. 27,      Jan. 1,      Dec. 27,
                              2005          2003         2005         2003
                          ------------   ----------   ----------   -----------
                                 ($ Thousands, except for per share data)

Sales                       $ 247,300     $216,256     $ 78,589    $  64,622

Operating income            $  20,868     $ 17,905     $  9,576    $   8,721

Net income                  $  13,297     $ 11,089     $  6,208    $   5,293

Basic earnings per share    $    0.85     $   0.78     $   0.40    $    0.35

Diluted earnings per share  $    0.83     $   0.75     $   0.39    $    0.34

Basic weighted average
     shares outstanding    15,589,000   14,256,000   15,645,000   14,955,000

Diluted weighted average
     shares outstanding    16,004,000   14,721,000   16,060,000   15,470,000


GUIDANCE

     The Company estimates fiscal 2005 net sales in the range of $275 million to $280 million compared to $247.3 million in fiscal 2004. Fiscal 2005 diluted earnings per share is currently estimated in the range of $0.99 to $1.02 compared to actual diluted earnings per share of $0.83 in fiscal 2004, which represents growth of 21.1% at the mid-point of the range. For the first quarter, the Company estimates net sales to range between $65 million and $67 million compared to actual net sales of $57.2 million in the first quarter of fiscal 2004. The Company estimates first quarter 2005 diluted earnings per share in the range of $0.21 to $0.23, compared to actual diluted earnings per share of $0.20 in the first quarter of fiscal 2004. The Company also noted that its current guidance does not include the effect of accounting changes, which require the expensing of stock options.

Mr. Woolf concluded: "We remain enthusiastic regarding our outlook. To this end, as we begin 2005, our sales are in line with our expectations with comparable store sales during the first two weeks of February continuing our expected trend for a low single digit increase. Our priorities for the year are focused on

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furthering our store expansion while intensifying our merchandising  efforts. We are also excited by the opportunity to implement a national loyalty program in the second half of 2005 and believe the investment in our new POS system will lead to additional sales and cost advantages in 2005 and beyond."

STORE OPENING PLANS

     The Company also noted that it has plans to open between 30 and 35 new stores in fiscal 2005. The Company plans to end the year with approximately 325 locations, increasing square footage by 9% to 11% to approximately 660,000 square feet. The Company also indicated that it expects to open approximately 15 stores during the first half of the year.

AUDITOR ANNOUNCEMENT
     Separately, the Company announced that KPMG, the Company's independent registered accountants, will not stand for re-appointment, as the Company's auditors, beginning with fiscal 2005. There have been no disagreements between the Company and KPMG with respect to any accounting principle or practices.

CONFERENCE CALL
     The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2004 results today, Tuesday, February 15, 2005 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 202-2422, approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until February 22, 2005 and can be accessed by dialing (888) 203-1112 and entering code 7482002.

     Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, changes in general economic conditions and consumer spending patterns, vendor procurement issues and the ability to obtain financing, as well as other risks outlined from time to time in the filings of Cache, Inc., with the Securities and Exchange Commission.

                            Financial Tables Follow:


     For further information contact Thomas E. Reinckens, President, Chief Operating Officer, Cache, Inc., 1440 Broadway, New York, New York 10018, (212) 575-3246.